Exhibit 10.2

FORM OF COMPENSATION CLAWBACK POLICY
ACKNOWLEDGEMENT AND AGREEMENT

This Compensation Clawback Policy Acknowledgement and Agreement (this “Agreement”) is entered into as of the 31st day of December, 2009, between Jo-Ann Stores, Inc. (the “Corporation”) and      (the “Executive”).

Recitals:

WHEREAS, the Executive is an “executive officer” of the Corporation as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended;

WHEREAS, the Corporation’s Board of Directors has adopted the Jo-Ann Stores, Inc. Compensation Clawback Policy (the “Policy”); and

WHEREAS, in consideration of, and as a condition to the receipt of, future annual cash and equity-based awards, performance-based compensation and other forms of cash or equity compensation made under the Corporation’s 2008 Incentive Compensation Plan or any other incentive compensation plan of the Corporation (collectively, the “Awards”), the Executive and the Corporation are entering into this Agreement.

Agreement:

NOW, THEREFORE, the Corporation and the Executive hereby agree as follows:

1. The Executive acknowledges receipt of the Policy, a copy of which is attached hereto as Annex A and is hereby incorporated into this Agreement by reference. The Executive has read and understands the Policy and has had the opportunity to ask questions to the Corporation regarding the Policy.

2. The Executive hereby acknowledges and agrees that the Policy shall apply to any annual incentives, equity-based awards (including, without limitation, performance-based restricted stock units, time-based restricted stock units and stock options) and other performance-based awards granted on or after January 1, 2010 (collectively, the “Compensation”), and all such Compensation shall be subject to repayment or forfeiture under the Policy.

3. Any applicable award agreement or other document setting forth the terms and conditions of any annual incentive or equity-based award granted to the Executive on or after January 1, 2010 shall be deemed to include the restrictions imposed by the Policy and incorporate it by reference. In the event of any inconsistency between the provisions of this Policy and the applicable award agreement or other document setting forth the terms and conditions of any annual incentive or equity-based award granted to the Executive, the terms of this Policy shall govern.

4. The repayment or forfeiture of Compensation pursuant to the Policy and this Agreement shall not in any way limit or affect the Corporation’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Corporation. This Agreement and the Policy shall not replace, and shall be in addition to, any rights of the Corporation to recover Compensation from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.

5. The Executive acknowledges that the Executive’s execution of this Agreement is in consideration of, and is a condition to, the receipt by the Executive of future Awards from the Corporation; provided, however, that nothing in this Agreement shall be deemed to obligate the Corporation to make any Awards to the Executive in the future.

6. This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.

7. To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. No modifications or amendments of the terms of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents. This Agreement and the Policy shall survive and continue in full force in accordance its their terms notwithstanding any termination of the Executive’s employment with the Corporation and its affiliates. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Executive, and the successors and assigns of the Corporation.

8. The Executive acknowledges and agrees that neither the Corporation’s adoption of the Policy nor the execution of this Agreement shall constitute “Good Reason” to terminate his employment within the meaning of the employment agreement between the Executive and the Corporation dated as of       , as the same may be amended from time-to-time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JO-ANN STORES, INC.

By: Title:	David B. Goldston Secretary

[EXECUTIVE OFFICER]

ANNEX A
JO-ANN STORES, INC.
COMPENSATION CLAWBACK POLICY

The following policy is effective with respect to annual incentives, equity-based awards and other performance-based compensation granted on or after January 1, 2010.

Each executive officer shall repay or forfeit, to the fullest extent permitted by law, any annual incentive or other performance-based compensation received by him or her if:

•	the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of the Corporation’s financial statements filed with the Securities and Exchange Commission, or the amount of the award was based upon the achievement of metrics which subsequently were determined to have been overstated,

•	the Board determines in its sole discretion, exercised in good faith, that the executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement or caused or contributed to the overstatement of the metrics,

•	the amount of the compensation that would have been received by the executive officer had the financial results been properly reported, or the achievement of the metrics been properly stated, would have been lower than the amount actually received, and

•	the Board determines in its sole discretion that it is in the best interests of the Corporation and its stockholders for the executive officer to repay or forfeit all or any portion of the compensation.

In addition, if the Board determines that this policy applies to an executive officer, then in addition to the above provisions, the executive officer shall, to the fullest extent permitted by law: (i) forfeit any outstanding equity-based awards, to the extent determined by the Board, and (ii) repay the amount or forfeit the stock received upon settlement of any time-based equity award, stock option or any other equity-based award, to the extent determined by the Board.

The Board, acting solely by the independent directors as identified under the applicable exchange listing standards, shall have full and final authority to make all determinations under this policy, including without limitation whether the policy applies and if so, the amount of compensation to be repaid or forfeited by the executive officer. All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Corporation, its affiliates, its stockholders and employees.

From and after January 1, 2010, each executive officer annually shall execute an agreement to be bound by the terms of this policy, and each award agreement or other document setting forth the terms and conditions of any annual incentive, equity-based award or other performance-based award granted to an executive officer shall include a provision incorporating the requirements of this policy. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation.